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Exhibit 10(c)

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release ("Agreement") is entered into this 27th day of May 2003, by and between Tenet Healthcare Corporation and any of its affiliates (collectively "Tenet") and Jeffrey C. Barbakow ("Executive") who agree as follows:

1.    Executive and Tenet agree that Executive has resigned from his position as Chief Executive Officer (CEO) of Tenet on May 27, 2003 and that Executive's last day worked for Tenet will be May 31, 2003 ("Last Day Worked"). Tenet agrees that Executive's resignation will be treated as a "Qualifying Termination" for purposes of the Tenet Executive Severance Protection Plan in which Executive is a named covered participant. Effective the date of his resignation from his position as CEO, Executive will not be authorized to bind or make any commitments on behalf of Tenet and Executive agrees that for all purposes his employment will be formally terminated as of his Last Day Worked and, except as expressly set forth herein, Tenet will have no further obligation to him. Tenet will pay Executive all compensation due Executive as of his Last Day Worked.

2.    Beginning June 1, 2003, Tenet will provide Executive with severance benefits of thirty-six (36) months of salary plus Annual Incentive Plan target award of 90% less standard withholdings and other deductions authorized by law, which will be paid on a bi-weekly basis pursuant to Employer's customary payroll schedule (the "Severance Period"). During the Severance Period, Executive will also be able to continue participation in Tenet's health, dental, vision and life insurance plans. At the end of the Severance Period, Executive will be provided with COBRA benefits. Executive will not be covered under Tenet's long-term disability policy after his Last Day Worked. Executive will also continue to receive executive medical benefits and car allowance at the rate as of his Last Day Worked. If Executive obtains employment during the Severance Period, his receipt of health, dental, vision, and life insurance benefits provided herein will be mitigated to the extent equivalent coverage is provided by Executive's new employer. Mitigation is not required for any other provisions of the agreement. Executive acknowledges and agrees that the severance payments made to him under this Agreement constitute an enhanced severance benefit which is conditioned on the execution of this Agreement and exceeds any remuneration to which Executive was otherwise entitled. Executive agrees that, except as expressly set forth herein, for all other purposes his employment will be formally terminated as of his Last Day Worked and Tenet will have no further obligation to Executive.

3.    This agreement will inure to the benefit of the Executive, his heirs and assigns. Should Executive die or become disabled prior to the termination of this agreement, all remaining compensation and benefits shall be payable to his estate.

4.    The parties further agree to the following:

          a.    SERP:    Executive is a participant in Tenet's Supplemental Executive Retirement Plan ("SERP"). The parties agree that Executive will receive age and service credit for purposes of SERP for the Severance Period. Actual payment of retirement benefits under SERP will be made in accordance with the terms of the SERP and will commence at the end of the Severance Period.

          b.    AIP:    Executive will be eligible for a prorated Annual Incentive Plan Award for FY 2003 determined on a similar basis as done for Tenet senior management executives for that same period with an expected payment date of March 15, 2004. He will not be eligible for an award under the Tenet Healthcare Corporation Annual Incentive Plan ("AlP") for any period thereafter except as noted in paragraph 2 above.

          c.    Deferred Compensation:    Executive is a participant in Tenet's Executive Deferred Compensation and Supplemental Savings Plan (the "Deferred Compensation Plan"), a non-qualified benefit plan. Executive shall be eligible for a distribution from the Deferred

  Compensation Plan as of his Last Day Worked based on Executive's then current distribution election.

          d.    Stock Options:    As of his Last Day Worked, all of Executives Tenet stock options will become fully vested. Since, during the term of this agreement, Executive will have attained "Normal Retirement Age" (60 years of age) as it relates to the Tenet Stock Incentive Plan, he will be considered a retiree under the SIP and all his Tenet stock options will be exercisable for their remaining term.

          e.    Managers Time Off:    Executive will receive a payout of Managers Time Off Plan (MTO) as of the last day worked according to MTO plan terms but is not eligible for additional time off benefits under the MTO during the Severance Period.

          f.    401(k):    Under the current terms of the Tenet 401k plan, Executive is eligible to contribute into the plan and Tenet will match pursuant to the plan terms through the Severance Period.

          g.    Office Space and Administrative Support:    For the term of this agreement, Tenet shall provide Executive at the company's expense, use of his current Montecito, California office space at 1505 East Valley Road, Suite C, and relevant office supplies and will provide the staff support of one administrative assistant.

5.    Executive agrees he will cooperate fully with Tenet, upon request, in relation to the defense, prosecution or other involvement in any continuing or future claims, lawsuits, charges, and internal or external investigations which arise out of events or business matters over which Executive had responsibility. Such continuing duty of cooperation shall include making himself available to Tenet, upon reasonable notice, for depositions, interviews, and appearance as a witness, and furnishing information to Tenet and its legal counsel upon request. Tenet will reimburse actual documented reasonable out-of-pocket expenses necessarily incurred, such as travel, lodging, and meals. Tenet further agrees that nothing in this Agreement shall be deemed a waiver or release by Executive of or otherwise effect any right he may have to indemnification or legal representation, including any right Executive has to indemnification and legal representation under Tenet's articles or bylaws and/or existing law. Tenet acknowledges that Executive is covered under an existing Indemnification Agreement and agrees that it shall indemnify Executive to the fullest extent permitted by law for all actions and/or omissions committed in the course and scope of Executive's responsibilities with Tenet including as Chief Executive Officer, Chairman of the Board of Directors or as a director of Tenet. To the extent that there is any discrepancy between the indemnification provided under the Indemnification Agreement and the Company's current By-laws, the document providing the broadest scope of indemnification shall apply.

6.    The parties agree that no provision of this Agreement shall be construed or interpreted in any way to limit, restrict or preclude either party hereto from cooperating with any governmental agency in the performance of its investigatory or other lawful duties.

7.    Executive agrees that all confidential information that has come into his possession by reason of his employment with Tenet is the property of Tenet. Further, Executive shall not disclose or acknowledge the content of any confidential information to any person who is not an employee, officer or director of Tenet authorized to possess such confidential information. "Confidential information" means all proprietary and other information relating to the business and operations of Tenet which has not been specifically designated for release to the public by an authorized representative of Tenet. Confidential information includes, by way of illustration and without limitation, trade secrets, future business plans, marketing plans and strategies, pricing information, financial data, customer, patient and supplier information, regulatory approval strategies, new service line and contract products, and other information that was developed, assembled, gathered by, or originated with Tenet for its own private use.

8.    Executive agrees that Severance Period, he will not (i) directly or indirectly solicit or encourage in any manner the resignation or reaffiliation of any employee, physician, contractor, or professional health care provider or provider organization that is employed by, affiliated or associated with Tenet; (ii) directly or indirectly solicit or divert customers, patients, or business of Tenet; or (iii) attempt to influence, directly or indirectly, any person or entity to cease, reduce, alter or rearrange any business relationship with Tenet. If Tenet learns that Executive has entered into any of the afore-mentioned relationships without Tenet's consent, Executive will have within thirty (30) days of notice of this breach to cure said breach. If Executive wishes to enter into any aforementioned relationship without Tenet's consent or does not cure the breach of this provision within the prescribed time period, the Severance Period will cease, and payments and other benefits provided during the Severance Period will terminate.

9.    a) Executive covenants that he has no claim, grievance or complaint against Tenet currently pending before any state or federal court, agency, or tribunal; and in exchange for the enhanced severance benefit provided herein and other good and valuable consideration, he further covenants not to sue and hereby releases and discharges Tenet, and all of its predecessor, successor, parent, subsidiary, affiliated and/or related entities and its and their directors, officers, supervisors, executives, representatives and agents (hereinafter, "Tenet Releasees") from all statutory and common law claims that Executive has or may have against the Tenet Releasees arising prior to Executive's execution of this Agreement and/or arising out of or relating to his employment with Tenet or the termination thereof (herein, "Released Claims"). Without limitation, the Released Claims herein include claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act and any analogous local or state laws or statutes in the states of: Alabama, Arizona, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, Pennsylvania, South Carolina, Texas, the Employee Retirement Income Security Act, Worker Adjustment and Retraining Notification Act, and any other claim based upon any act or omission of the Tenet Releasees occurring prior to Executive's execution of this Agreement.

       b)    In exchange for the release by Executive and other good and valuable consideration, Tenet on behalf of itself and all Tenet Releasees covenants not to sue and hereby releases and discharges Executive from any claims arising out of any acts or omissions by Executive conducted in the course and scope of his employment. Tenet further agrees that nothing in this Agreement shall be deemed a waiver or release by Executive of or otherwise effect any right he may have to indemnification or legal representation, including any right Executive has to indemnification and legal representation under Tenet's articles or bylaws and/or existing law.

10.    This Agreement constitutes a voluntary waiver and release of Executive's rights and claims under the Age Discrimination in Employment Act ("ADEA") and pursuant to the Older Workers Benefit Protection Act ("OWBPA"), Executive acknowledges: he has been advised and is aware of his right to consult with legal counsel of his choice prior to signing this Agreement; he further acknowledges that he is aware that he has twenty-one (21) days during which to consider the provisions of this Agreement, although Executive may sign and return it sooner; and he has the right to revoke the waiver and release of his ADEA claims for a period of seven (7) days after his execution. Accordingly, the parties agree that this Agreement shall not become effective or enforceable until the eighth day following Executive's execution of this Agreement which shall be the Effective Date of this Agreement.

11.    Section 1542 of the Civil Code of the State of California ("Section 1542") provides:

  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF

  EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        Executive waives all rights under Section 1542 or any other law or statute of similar effect in any jurisdiction with respect to the Released Claims. Executive acknowledges that he understands the significance and specifically assumes the risk regarding the consequences of such release and such specific waiver of Section 1542. Executive acknowledges and agrees that this Agreement releases all claims existing or arising prior to Executive's execution of this Agreement which Executive has or may have against the Tenet Releasees whether such claims are known or unknown and suspected or unsuspected by Executive and Executive forever waives all inquiries and investigations into any and all such claims.

12.    As a condition of receiving any salary and benefits continuation, Executive shall further return to Tenet all property in his/her possession or control, including without limitation, equipment, telephones, credit cards, keys, pagers, tangible proprietary information, documents, computers and computer discs, files and data, which Executive prepared or obtained during the course of his employment with Tenet except that Tenet equipment, computers, and telephones currently in use at the Montecito office may continue to be used by the Executive until the conclusion of the severance period.

13.    Executive shall maintain the terms and conditions of this Agreement completely confidential and shall not disclose them to any person, except members of his immediate family, accountant or attorney who agree to be bound by this confidentiality provision. Executive also agrees that he will not make or cause to be made any public statement that is disparaging of Tenet or its respective businesses or of the management of any of the foregoing, or that materially injures the business or reputation of Tenet or any of the management thereof.

14.    The parties agree that any dispute, controversy or claim arising from the employment relationship, and any dispute or controversy arising under, out of or in connection with this Agreement, and any dispute regarding unreleased claims or future claims between the parties, if any, arising under any federal, state, or other governmental unit's statutes, regulations or codes (including but not limited to any anti-discrimination laws), shall be submitted to final and binding arbitration in accordance with the Federal Arbitration Act (FAA), Title 9 of the U.S. Code, or if the FAA is deemed inapplicable, then, and only then, in accordance with the arbitration laws of the state in which Executive last performed services for Tenet. The parties agree that such arbitration shall be governed by the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA"). The arbitrator shall have the authority to award any remedy that would have been available to Employee in court under applicable law. A judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Tenet agrees that Executive's maximum out-of-pocket expense for the arbitrator and the administrative costs of the AAA will be an amount equal to one day's pay or the local civil filing fee.

15.    Neither this Agreement nor anything contained herein shall be admissible in any proceeding as evidence of or an admission by the Tenet Releasees of any violation of any law or regulation or of any liability whatsoever to Executive. Notwithstanding the foregoing, this Agreement may be introduced into a proceeding solely for the purpose of enforcing this Agreement.

16.    This Agreement contains the entire agreement and understanding between Tenet and Executive and supersedes all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. This is an integrated document. The provisions of the Tenet Executive Severance Protection Plan are incorporated by reference.

17.    This Agreement shall be binding upon and shall inure to the benefit of Executive, Tenet and the Tenet Releasees and their respective heirs, administrators, successors and assigns.

18.    This Agreement may be executed in counterparts, and each counterpart when executed shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

19.    This Agreement shall be construed and enforced in accordance with, and governed by, the laws of state where Executive was employed by Tenet.

20.    Executive represents and affirms that he has carefully read and fully understands the provisions of this Agreement and that he is voluntarily entering into this Agreement.

DATED: May 30, 2003	DATED: May 30, 2003
Tenet Healthcare Corporation
/s/ JEFFREY C. BARBAKOW Jeffrey C. Barbakow	By:	/s/ ALAN R. EWALT Alan R. Ewalt EVP, Human Resources

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SEVERANCE AGREEMENT AND GENERAL RELEASE